Exhibit 99.1

O-I Reports Improved Year-over-Year Earnings in the Third Quarter 2008

Strong balance sheet provides operating and strategic flexibility

Perrysburg, Ohio, October 29, 2008 – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ending September 30, 2008.

Third Quarter Net Sales Increase 4%

The Company reported net sales of $2.009 billion for the third quarter of 2008, compared with $1.928 billion a year ago, an increase of $81 million, or 4%.  Higher prices and improved product mix added $149 million to sales for the quarter, offsetting the decline in volume of $146 million.  Favorable currency translation contributed $82 million to the sales increase.

On July 31, 2007, the Company sold its Plastics Packaging business.  In accordance with generally accepted accounting principles, amounts related to that business have been classified and reported as discontinued operations.

Third Quarter Earnings Excluding Unusual Items Rise 18%

The Company’s earnings from continuing operations in the third quarter of 2008 were $78.6 million, compared with $75.6 million a year ago.  Exclusive of the items listed below in Note 1, 2008 third quarter earnings rose 18% to $153.7 million, compared with $130.6 million in the same quarter last year.  The increase in earnings (exclusive of Note 1 items) was driven primarily by an improvement in price and product sales mix in all regions, and additionally by lower net interest expense, lower retained corporate costs and favorable foreign currency translation.  These favorable effects were partially offset by inflation in manufacturing and delivery costs, as well as reduced sales volume and lower production volume.

Net earnings for the third quarter of 2008 included an after-tax charge of $79.7 million for restructuring and related asset impairment and a $4.6 million net benefit from foreign tax items.  Net earnings for the third quarter of 2007 included an after-tax charge of $55.0 million for restructuring and asset impairment.  Management considers these items not representative of ongoing operations and descriptions are shown below in Note 1.

Third Quarter EPS Excluding Unusual Items Increases 15%

The Company earned $0.46 per share (diluted) from continuing operations in the third quarter of 2008, compared with $0.45 (diluted) per share for the third quarter of 2007.  Exclusive of the items listed in Note 1, earnings per share increased to $0.90 (diluted) in the third quarter of 2008 from $0.78 (diluted) in the same quarter last year, an increase of 15%.  A description of the items management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in the tables accompanying this release and in charts on the Company’s Web site (www.o-i.com).

“The results of the third quarter are a clear affirmation of our strategic priorities,” said Al Stroucken, Chairman and Chief Executive Officer.  “Our ability to react quickly to changing demand patterns and customer inventory corrections in a highly inflationary environment is serving us well.  Our employees around the world have done a great job embracing new methodologies and understanding the value that increased operating flexibility brings.”

Operations Generate Free Cash Flow of $195 Million in the Third Quarter

The Company generated cash of $304.2 million from continuing operating activities in the third quarter of 2008, compared with $337.5 million in the same quarter of 2007.  Free Cash Flow (defined as cash provided by continuing operating activities less capital expenditures for continuing operations) was $194.7 million in the third quarter of 2008, compared with $274.9 million in the third quarter of 2007.  The decline in Free Cash Flow was primarily due to a smaller reduction in working capital compared with the prior year.

Working capital during the third quarter 2008 was a $60.8 million source of cash compared with a source of $205.8 million during the same quarter in 2007.  The decline in working capital as a source of cash was driven by an increase in inventory as a result of lower sales volume.  At current exchange rates, the Company expects to generate Free Cash Flow for 2008 in the range of $332 million to $400 million, based on capital expenditures in a range of $350 million to $370 million and cash provided by operating activities in a range of $700 million to $750 million.

Reduction in Total Debt Balance Improves Financial Flexibility

As of September 30, 2008, the Company’s total debt balance was $3.458 billion compared with $3.789 billion as of June 30, 2008.  The $331 million decrease in debt during the third quarter of 2008 reflected the effect of the strengthening U.S. dollar on the Company’s non-U.S. dollar denominated debt and net debt repayments of approximately $129 million.

At the end of the third quarter, the Company had $750 million of available capacity under its secured revolving credit facility.  The Company has no significant maturities of long-term debt until 2010.

Effective Tax Rate Excluding Unusual Items of 25.9%

The Company’s reported tax rate for the third quarter of 2008 was 30.4%, as compared with 33.3% in the prior year quarter.  Excluding the tax effect for items listed in Note 1, the comparable tax rates for the third quarter of 2008 and 2007 were 25.9% and 26.5%, respectively.  Based on the current earnings mix projection for 2008, the Company expects that the full-year effective tax rate, excluding Note 1 items, will be comparable with last year’s 24.4% effective tax rate.

Asbestos-Related Payments Decrease to $37 Million

Asbestos-related cash payments during the third quarter and first nine months of 2008 were $36.7 million and $140.3 million, respectively.  This compares with $132.5 million and $226.2 million for the same periods last year.  The year-over-year decrease in cash spending reflects reduced funding for settlements of certain claims on an accelerated basis on terms favorable to the Company.  As of September 30, 2008, the deferred amount payable for previously settled lawsuits and claims was approximately $29 million compared with approximately $30 million at the end of the second quarter 2008.

New lawsuits and claims filed during the first nine months of 2008 were 47% lower than the same period last year.  At approximately 13,000, the number of pending asbestos-related lawsuits and claims as of September 30, 2008, was unchanged from June 30, 2008.

Nine Months Sales Increase 10% and EPS Increases 40%

For the first nine months of 2008, the Company reported net sales from continuing operations of $6.180 billion compared with $5.609 billion for the same period in 2007, an increase of $571 million, or 10%.  The effect of favorable currency translations contributed $470 million.  Gains made in improved price and product sales mix totaled $422 million, outweighing the $319 million negative impact from fewer tons of glass sold.

Net earnings from continuing operations for the first nine months of 2008 were $480.1 million or $2.81 per share (diluted), compared with $284.7 million or $1.70 per share (diluted) for the first nine months of 2007.  Earnings from continuing operations, exclusive of the items listed in Note 2 that management considers not representative of ongoing operations, were $3.34 per share (diluted) in the first nine months of 2008, compared with $1.95 per share (diluted) in the same period last year.  The benefits to earnings from improved price and product sales mix outweighed the negative impact from inflation and lower sales volume.  Favorable currency exchange rates, lower interest expense from the reduced debt level and lower retained corporate costs also contributed to the nine months earnings improvement.

Cash provided by continuing operating activities during the first nine months of 2008 was $534.8 million compared with $470.5 million for the same period last year.  Free Cash Flow for the first nine months of 2008 was $296.3 million, compared with $305.8 million during the first nine months of 2007.  Improved earnings and lower cash spending for asbestos were offset by higher working capital and expenditures on capital improvements year-over-year.

Company is Well-Positioned for the Future

“We have a solid foundation from which to build,” continued Stroucken.  “We will focus on recapturing margins that are challenged by continuing high inflation, and we will reset our prices in January accordingly.  In addition, our footprint realignment allows us to tailor our capacity and fixed costs to match regional demand, which is a great benefit in the current environment.  Earnings in 2008 have already exceeded full year 2007, and we are well-positioned for 2009.”

Note 1:

The table below is a reconciliation of items in the third quarter of 2008 and 2007 that management considers not representative of ongoing operations, consistent with Segment Operating Profit.

	Three months ended September 30
	2008		2007
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$78.6	$0.46	$75.6	$0.45
Charges for restructuring and asset impairment, net of tax and minority share owners’ interests	79.7	0.47	55.0	0.33
Net benefit related to tax legislation and restructuring in Europe	(4.6)	(0.03)
Earnings from continuing operations exclusive of above items	$153.7	$0.90	$130.6	$0.78

Note 2:

The table below is a reconciliation of items in the first nine months of 2008 and 2007 that management considers not representative of ongoing operations, consistent with Segment Operating Profit.

	Nine months ended September 30
	2008		2007
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$480.1	$2.81	$284.7	$1.70
Charges for restructuring and asset impairment, net of tax and minority share owners’ interests	93.6	0.56	55.0	0.33
Net benefit related to tax legislation and restructuring in Europe	(4.6)	(0.03)
Gain from recognition of foreign tax credits			(13.5)	(0.08)
Earnings from continuing operations exclusive of above items	$569.1	$3.34	$326.2	$1.95

Regulation G

The information presented above regarding earnings from continuing operations exclusive of items management considers not representative of ongoing operations does not conform to U.S. generally accepted accounting principles (GAAP).  It should not be construed as an alternative to the reported results determined in accordance with GAAP.  Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations.  Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments.  Management believes that the excluded items are not reflective of ongoing operations, so the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world.  With the leading position in Europe, North America, Asia Pacific and South America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 23,000 people with 79 manufacturing facilities in 22 countries.  In 2007, net sales were $7.6 billion.  For more information, visit http://www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices, commensurate with energy and other cost increases, without the loss of customers or sales volume, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for October 30th

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, October 30, 2008, at 8:30 a.m., Eastern Time.  A live Webcast of the conference call will be available on the O-I Web site (www.o-i.com).

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m. Eastern Time on October 30th.  Ask for the O-I conference call.  A replay of the call will be available on the O-I Web site (www.o-i.com) for 30 days following the call.

Additional Information

Additional information regarding third quarter sales, Segment Operating Profit and EPS comparisons to prior year is available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Contact:	O-I, Sasha Sekpeh, 567-336-2355 – Investor Relations
O-I, Lauren Dubilzig, 567-336-1312 – Corp. Communications

The company routinely posts all important information on its Web site - www.o-i.com

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Net sales	$2,008.6	$1,928.4	$6,179.7	$5,609.4
Manufacturing, shipping, and delivery expense	(1,601.3)	(1,511.2)	(4,790.4)	(4,435.0)

Gross profit	407.3	417.2	1,389.3	1,174.4

Selling and administrative expense	(120.8)	(130.5)	(379.4)	(388.3)
Research, development, and engineering expense	(17.1)	(15.3)	(51.0)	(46.5)
Interest expense	(66.3)	(97.0)	(199.8)	(260.2)
Interest income	10.4	21.4	29.1	30.0
Equity earnings	12.9	8.4	36.7	22.3
Royalties and net technical assistance	5.0	5.0	14.8	14.7
Other income	1.9	3.9	5.1	8.8
Other expense (b)	(94.5)	(72.7)	(130.3)	(102.8)

Earnings from continuing operations before items below	138.8	140.4	714.5	452.4

Provision for income taxes (c)	(42.2)	(46.7)	(183.0)	(123.5)
Minority share owners’ interests in earnings of subsidiaries	(18.0)	(18.1)	(51.4)	(44.2)

Earnings from continuing operations	78.6	75.6	480.1	284.7

Net earnings of discontinued operations		9.0		2.8
Gain on sale of discontinued operations		1,071.9	7.9	1,071.9

Net earnings	$78.6	$1,156.5	$488.0	$1,359.4

Less convertible preferred stock dividends		(5.4)	(5.4)	(16.1)

Available to common share owners	$78.6	$1,151.1	$482.6	$1,343.3

Basic net earnings per share of common stock:
Earnings from continuing operations	$0.47	$0.46	$2.92	$1.75
Net earnings of discontinued operations		0.05		0.02
Gain on sale of discontinued operations		6.93	0.05	6.97
Net earnings	$0.47	$7.44	$2.97	$8.74

Weighted average shares outstanding (000s)	165,462	154,730	162,390	153,744

Diluted net earnings per share of common stock:
Earnings from continuing operations	$0.46	$0.45	$2.81	$1.70
Net earnings of discontinued operations		0.05		0.02
Gain on sale of discontinued operations		6.36	0.05	6.41
Net earnings	$0.46	$6.86	$2.86	$8.13

Diluted average shares (000s) (d)	170,058	168,681	170,483	167,167

(a)

Amounts related to the Company’s plastics packaging business have been classified as discontinued operations following the June 11, 2007 announcement of an agreement to sell the business. The sale was completed on July 31, 2007.

(b)

Amount for the three months ended September 30, 2008 includes charges of $90.6 million ($79.7 million after tax) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.47.

Amount for the nine months ended September 30, 2008 includes charges of $111.7 million ($93.6 million after tax and minority share owners’ interests) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.56.

Amount for the three and nine months ended September 30, 2007 includes charges of $61.9 million ($55.0 million after tax) for restructuring and asset impairment. The effect of these charges is a decrease in earnings per share of $0.33.

(c)

Amounts for the three and nine months ended September 30, 2008 include a net benefit of $6.2 million ($4.6 million after minority shareowners’ interest) related to tax legislation and restructuring in Europe. The effect of this benefit is an increase in earnings per share of $0.03.

Amounts for nine months ended September 30, 2007 include a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations. The effect of this benefit is an increase in earnings per share of $0.08.

(d)

The number of diluted shares for the three and nine months ended September 30, 2007 was increased by 8,589,000 because the assumed conversion of the convertible preferred shares is dilutive to the related earnings per share amount for those periods. Accordingly, dividends were not deducted from earnings in calculating diluted earnings per share for those periods. Earnings per share amounts are calculated discretely for each period and quarterly amounts do not necessarily total the year to date amounts because of dilution and rounding.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Sept. 30,	Dec. 31,	Sept. 30,
	2008	2007	2007
Assets
Current assets:
Cash and cash equivalents	$410.5	$387.7	$1,544.9
Short-term investments, at cost which approximates market	34.0	59.8	60.4
Receivables, less allowances for losses and discounts	1,194.1	1,185.6	1,170.4
Inventories	1,141.2	1,020.8	1,024.1
Prepaid expenses	57.3	40.7	46.3

Total current assets	2,837.1	2,694.6	3,846.1

Investments and other assets:
Equity investments	94.5	81.0	76.5
Repair parts inventories	136.3	155.8	140.4
Prepaid pension	624.9	566.4	529.9
Deposits, receivables, and other assets	462.4	448.7	460.3
Goodwill	2,333.3	2,428.1	2,388.0

Total other assets	3,651.4	3,680.0	3,595.1

Property, plant, and equipment, at cost	6,345.9	6,423.1	6,251.8
Less accumulated depreciation	3,597.0	3,473.1	3,358.5

Net property, plant, and equipment	2,748.9	2,950.0	2,893.3

Total assets	$9,237.4	$9,324.6	$10,334.5

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$496.4	$700.9	$1,862.1
Current portion of asbestos-related liabilities	210.0	210.0	250.0
Accounts payable	901.5	957.5	945.4
Other liabilities	773.3	661.1	643.2

Total current liabilities	2,381.2	2,529.5	3,700.7

Long-term debt	2,961.1	3,013.5	2,977.8
Deferred taxes	72.1	109.4	101.9
Pension benefits	273.1	313.7	330.9
Nonpension postretirement benefits	273.5	287.0	283.4
Other liabilities	361.4	386.9	405.2
Asbestos-related liabilities	105.2	245.5	211.4
Minority share owners’ interests	249.1	251.7	237.7
Share owners’ equity:
Convertible preferred stock (a)		452.5	452.5
Common stock	1.8	1.7	1.7
Capital in excess of par value	2,905.0	2,420.0	2,393.8
Treasury stock, at cost	(222.8)	(224.6)	(225.2)
Retained earnings (deficit)	197.3	(285.3)	(261.1)
Accumulated other comprehensive income (loss)	(320.6)	(176.9)	(276.2)

Total share owners’ equity	2,560.7	2,187.4	2,085.5

Total liabilities and share owners’ equity	$9,237.4	$9,324.6	$10,334.5

(a)

On February 29, 2008, the Company announced that all outstanding shares of convertible preferred stock would be redeemed on March 31, 2008, if not converted by holders prior to that date. All conversions and redemptions were completed by March 31 through the issuance of 8,584,479 shares of common stock.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net earnings	$78.6	$1,156.5	$488.0	$1,359.4
Net earnings of discontinued operations		(9.0)		(2.8)
Gain on sale of discontinued operations		(1,071.9)	(7.9)	(1,071.9)
Non-cash charges:
Depreciation	110.1	111.2	339.3	320.9
Amortization of intangibles and other deferred items	7.2	8.5	21.5	18.9
Amortization of finance fees	2.0	1.4	6.0	6.6
Restructuring and asset impairment	90.6	61.9	111.7	61.9
Deferred tax provision	(40.1)	(6.0)	(43.1)	16.8
Other	47.6	40.3	61.1	48.2
Asbestos-related payments	(36.7)	(132.5)	(140.3)	(226.2)
Change in non-current operating assets	2.3	3.3	4.5	13.3
Change in non-current liabilities	(18.2)	(32.0)	(79.0)	(56.9)
Change in components of working capital	60.8	205.8	(227.0)	(17.7)

Cash provided by continuing operating activities	304.2	337.5	534.8	470.5
Cash provided by discontinued operating activities		8.5		11.3
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(109.5)	(62.6)	(238.5)	(164.7)
Additions to property, plant, and equipment - discontinued				(23.3)
Acquisitions, net of cash acquired				(9.8)
Repayment from (advance to) equity affiliate	5.2		(8.1)
Net cash proceeds (payments) related to divestitures and asset sales	0.6	1,790.5	(16.0)	1,798.0
Cash provided by (utilized in) investing activities	(103.7)	1,727.9	(262.6)	1,600.2
Cash flows from financing activities:
Additions to long-term debt			636.8	403.6
Repayments of long-term debt	(152.0)	(806.9)	(906.4)	(1,173.8)
Increase (decrease) in short-term loans	22.8	(98.7)	66.0	(28.7)
Net (payments) receipts for hedging activity	(0.3)	3.9	(47.1)
Payment of finance fees		0.3		(6.3)
Convertible preferred stock dividends		(5.4)	(5.4)	(16.1)
Issuance of common stock and other	0.6	20.6	14.5	43.8
Cash utilized in financing activities	(128.9)	(886.2)	(241.6)	(777.5)
Effect of exchange rate fluctuations on cash	(27.1)	8.8	(7.8)	17.7
Increase in cash	44.5	1,196.5	22.8	1,322.2
Cash at beginning of period	366.0	348.4	387.7	222.7
Cash at end of period	$410.5	$1,544.9	$410.5	$1,544.9

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

Selected Segment Information (a)

	Three months ended September 30,
	Net Sales		Segment Operating Profit (b)
	2008	2007	2008	2007
Europe	$869.7	$825.2	$114.8	$106.5
North America	580.6	596.2	41.7	84.1
South America	299.1	253.0	92.4	66.1
Asia Pacific	248.7	239.4	38.7	42.6

Reportable segment totals	1,998.1	1,913.8	287.6	299.3

Retained corporate costs and other (c)	10.5	14.6	(2.3)	(21.4)

Consolidated totals (d)	$2,008.6	$1,928.4	285.3	277.9

Restructuring and asset impairment			(90.6)	(61.9)
Interest income			10.4	21.4
Interest expense			(66.3)	(97.0)
Provision for income taxes			(42.2)	(46.7)
Minority share owners’ interests in earnings of subsidiaries			(18.0)	(18.1)

Earnings from continuing operations			$78.6	$75.6

	Nine months ended September 30,
	Net Sales		Segment Operating Profit (b)
	2008	2007	2008	2007
Europe	$2,804.3	$2,455.2	$458.2	$303.8
North America	1,717.8	1,733.5	165.2	231.6
South America	847.4	687.3	251.5	172.5
Asia Pacific	741.0	662.4	124.9	99.5

Reportable segment totals	6,110.5	5,538.4	999.8	807.4

Retained corporate costs and other (c)	69.2	71.0	(2.9)	(62.9)

Consolidated totals (d)	$6,179.7	$5,609.4	996.9	744.5

Restructuring and asset impairment			(111.7)	(61.9)
Interest income			29.1	30.0
Interest expense			(199.8)	(260.2)
Provision for income taxes			(183.0)	(123.5)
Minority share owners’ interests in earnings of subsidiaries			(51.4)	(44.2)

Earnings from continuing operations			$480.1	$284.7

The following notes relate to Segment Operating Profit:

(a)

Amounts related to the Company’s plastics packaging business have been classified as discontinued operations following the June 11, 2007 announcement of an agreement to sell the business. The sale was completed on July 31, 2007.

(b)

Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is net earnings. The Company presents Segment Operating Profit because management uses the measure, in combination with gross profit percentage and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(c)

Beginning in 2008, the Company revised its method of allocating corporate expenses. The Company decreased slightly the percentage allocation based on sales and significantly expanded the number of functions included in the allocation based on cost of services. It is not practicable to quantify the net effect of these changes on periods prior to 2008. However, the effect for the three and nine months ended September 30, 2008 was to reduce the amount of retained corporate costs by approximately $9.0 million and $29.0 million, respectively.

(d)	Segment Operating Profit for the three and nine months ended September 30, 2008 excludes charges of $90.6 million and $111.7 million, respectively, for restructuring and asset impairment.

Amount for the three and nine months ended September 30, 2007 excludes charges of $61.9 million for restructuring and asset impairment.